Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations & Treasurer

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE

TIM TOWER PORTFOLIO IN BRAZIL

Boston, Massachusetts – November 21, 2014 – American Tower Corporation (“American Tower”) (NYSE: AMT) today announced that it has reached an agreement with TIM Celular S.A. (“TIM”), a wholly-owned subsidiary of TIM Participações S.A., a publicly traded subsidiary of Telecom Italia S.p.A., to acquire two portfolios of towers in Brazil. The first portfolio includes approximately 5,240 towers. The second portfolio includes approximately 1,240 towers, which are subject to certain preemptive acquisition rights held by third parties. The total consideration is expected to be approximately 3.0 billion Brazilian Reais (approximately $1.2 billion at the current exchange rate), subject to customary adjustments. American Tower intends to finance the acquisition in a manner consistent with its previously announced leverage targets.

American Tower anticipates that the towers will generate approximately 435 million Brazilian Reais (approximately $171 million at the current exchange rate) in annual run rate revenues (which includes ground rent pass-through and existing collocation revenue), and approximately 191 million Brazilian Reais (approximately $75 million at the current exchange rate) in annual gross margin. TIM will be the anchor tenant on each portfolio under leases with 20-year initial terms.

The transactions are expected to close in the first half of 2015, subject to customary closing conditions, regulatory approval and for the second portfolio, expiration of the third parties’ preemptive rights.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate with a global portfolio of approximately 70,000 communications sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding our expectations of the acquisition of certain towers, anticipated closing dates, the expected financing and consideration for the acquisition, and the anticipated accretive impact of the acquisition. These statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for our indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-Q for the quarter ended September 30, 2014 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Adjusted Funds From Operations is a non-GAAP financial measure. For more information, see our Form 10-Q for the quarter ended September 30, 2014 under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” and “– Results of Operations.”

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